Exhibit 5.2

787 Seventh Avenue New York, NY 10019-6099 Tel: 212 728 8000 Fax: 212 728 8111

July 1, 2024

Essent Group Ltd.

Clarendon House

2 Church Street

Hamilton HM 11, Bermuda

Re:          Essent Group Ltd.

Registration Statement on Form S-3ASR (File 333-277287)

Ladies and Gentlemen:

We have acted as United States counsel to Essent Group Ltd., a Bermuda exempted company (the “Company”), in connection with (i) the preparation and filing on February 22, 2024 with the Securities and Exchange Commission (the “Commission”) of the Company’s Registration Statement on Form S-3ASR (File No. 333-277287) (the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), certain securities, including $500,000,000 aggregate principal amount of the Company’s 6.250% Senior Notes due July 1, 2029 (the “Notes”). The Notes are to be issued pursuant to the provisions of the Senior Indenture, dated as of July 1, 2024 (the “Base Indenture”), between the Company and U.S. Bank Trust Company, National Association (the “Trustee”), as trustee, as supplemented by the First Supplemental Indenture, dated as of July 1, 2024 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), between the Company and the Trustee, and to be sold pursuant to the Underwriting Agreement, dated June 26, 2024 (the “Underwriting Agreement”), between the Company and J.P. Morgan Securities LLC and BofA Securities, Inc., as representatives of the underwriters named in Schedule I thereto (the “Underwriters”).

In connection with this opinion letter, we have examined (a) the Registration Statement; (b) an executed copy of the Base Indenture; (c) an executed copy of the Supplemental Indenture; (d) an executed copy of the Underwriting Agreement, (e) an executed and authenticated copy of the certificate representing the Notes; and (f) such other documents, records of the corporate proceedings of the Company as we have deemed necessary or appropriate as the basis for the opinion expressed herein.

We have also examined, have relied as to matters of fact upon and have assumed the accuracy of originals or copies certified, or otherwise identified to our satisfaction, of such records, agreements, documents and other instruments and such representations, statements and certificates or comparable documents of or from public officials and officers and representatives of the Company and of representations of such persons whom we have deemed appropriate, and have made such other investigations, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth. In such examination, and in connection with our review of all such documents, including the documents referred to in clauses (a) through (f) of the preceding paragraph, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents. We have also relied upon the opinions furnished by Conyers, Dill & Pearman Limited, special Bermuda legal counsel to the Company, incorporated by reference into the Registration Statement and filed as Exhibit 5.1 to the Company’s Current Report on Form 8-K to be filed on the date hereof.

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Essent Group Ltd.

July 1, 2024

Based upon and subject to the foregoing, and subject to the further limitations, qualifications and assumptions stated herein, we are of the opinion that, assuming the due authorization and execution by the Company of the Notes under Bermuda law, when the certificate representing the Notes have been duly executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Underwriters pursuant to the Underwriting Agreement, the Notes will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to (x) bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally and (y) general principles of equity (regardless of whether such principles are considered in a proceeding at law or in equity).

We express no opinion as to the effect of any federal or state laws regarding fraudulent transfers or conveyances. We express no opinion as to the laws of any jurisdiction other than the laws of the State of New York and the federal laws of the United States. In particular, we do not purport to pass on any matter governed by the laws of Bermuda. In particular (and without limiting the generality of the foregoing), we express no opinion concerning the effect, if any, of any law of any jurisdiction (except the State of New York) in which any holder of any Notes is located that limits the rate of interest that such holder may charge or collect. Furthermore, we express no opinion as to: (i) whether a United States federal court would accept jurisdiction in any dispute, action, suit or proceeding arising out of or relating to the Notes or the Indenture or the transactions contemplated thereby; and (ii) any waiver of inconvenient forum.

In connection with the opinion expressed above, we have assumed that the Indenture and the Notes (collectively, the “Documents”) are valid, binding and enforceable agreements of each party thereto (other than as expressly covered above in respect of the Company). We have also assumed that the execution, delivery and performance by each party to each Document to which it is a party (a) are within its corporate powers, (b) do not contravene, or constitute a default under, the certificate of incorporation or bylaws or other constitutive documents of such party, (c) require no action by or in respect of, or filing with, any governmental body, agency or official and (d) do not contravene, or constitute a default under, any provision of applicable law or regulation or any judgment, injunction, order or decree or any agreement or other instrument binding upon such party, provided that we make no such assumption to the extent that we have specifically opined as to such matters with respect to the Company.

This opinion letter is rendered as of the date hereof based upon the facts and law in existence on the date hereof. We assume no obligation to update or supplement this opinion letter to reflect any circumstances that may come to our attention after the date hereof with respect to the opinion and statements set forth above, including any changes in applicable law that may occur after the date hereof.

Essent Group Ltd.

July 1, 2024

We hereby consent to the filing of this opinion letter as an exhibit to the Company’s Current Report on Form 8-K to be filed by the Company on the date hereof, which Form 8-K will be incorporated by reference into the Registration Statement and further consent to the reference to our name under the caption “Legal Matters” in the prospectus supplement which is part of the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Willkie Farr & Gallagher LLP